Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163218, 333-114939, 333-101596, 333-84000, and 333-81681 on Form S-8 and Registration Statement No. 333-161055 on Form S-3 of our reports dated November 15, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Oshkosh Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Oshkosh Corporation for the year ended September 30, 2011.

/S/ Deloitte & Touche LLP

Milwaukee, Wisconsin
November 15, 2011